Exhibit 3.2

First Amendment to the Bylaws of Pernix Therapeutics Holdings, Inc.

October 13, 2016

On October 13, 2016, the Board of Directors (the "Board") of Pernix Therapeutics Holdings, Inc. (the "Corporation"), in accordance with the Corporation's Bylaws (the "Bylaws") and the Maryland General Corporation Law, approved and adopted the following amendment to the Bylaws, to be effective immediately:

  Article III, Section 7 of the Bylaws is hereby amended and restated in its entirety to read as follows:

Section 7. Voting.

(a)

Except for the election of directors, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to approve any matter that may properly come before the meeting, unless more than a majority of the votes cast is required by statute, by the Charter or by these Bylaws. Each stockholder of record has the right, at every meeting of stockholders, to one vote for each share held, except shares that are the subject of a redemption notice as provided in the Charter.

(b)

There may be no cumulative voting with respect to the election of directors. Each common share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. At all meetings of stockholders for the election of directors, each director shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors; provided that, if the election is contested, the directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An election shall be contested if, as determined by the Board, the number of nominees for director exceeds the number of directors to be elected. A majority of votes cast shall mean that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (with "abstentions" and "broker non-votes" not counted as a vote cast either "for" or "against" that director's election). In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director shall promptly tender his or her resignation to the Board. The Nominating Committee of the Board (the "Nominating Committee") (or a similar committee) will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee's (or similar committee's) recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. The Nominating Committee (or similar committee) in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee (or similar committee) or the decision of the Board with respect to his or her resignation. If a director's resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement or removal in accordance with the Charter and these Bylaws. If a director's resignation is accepted by the Board pursuant to this Bylaw, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board, in its sole discretion, may fill any resulting vacancy pursuant Article IV, Section 3 of these Bylaws or may decrease the size of the Board pursuant to the provisions of Article IV, Section 2 of these Bylaws.